UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   van Oppen, Peter H.
   c/o Advanced Digital Information Corporation
   P.O. Box 97057
   Redmond, WA  98073-9757
   USA
2. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/21/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class A Common Stock       |8/21/2| P  | |165(2)            |A  |$3.1808    |                   |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |8/22/2|P   | |189(2)            |A  |$3.2673    |                   |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |8/23/2|P   | |45(2)             |A  |$3.8171    |                   |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |8/26/2|P   | |188(2)            |A  |$3.9687    |                   |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |8/27/2|P   | |156(2)            |A  |$4.225     |1,743(2)           |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |15,000 (1)         |I     |By trust (4)               |
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Class A Common Stock       |      |    | |                  |   |           |9,000 (1)          |I     |By trust (3)               |
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Class A Common Stock       |      |    | |                  |   |           |1,025 (1)          |I     |By son                     |
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Class A Common Stock       |      |    | |                  |   |           |315,600            |D     |                           |
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                           |      |    | |                  |   |           |                   |      |By PN Cellular, Inc.(2)    |
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                           |      |    | |                  |   |           |                   |      |By PN Cellular, Inc.(2)    |
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                           |      |    | |                  |   |           |                   |      |By PN Cellular, Inc.(2)    |
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                           |      |    | |                  |   |           |                   |      |By trust(3)                |
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                           |      |    | |                  |   |           |                   |      |By trust(4)                |
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                           |      |    | |                  |   |           |                   |      |By son                     |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|
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Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2) Pro rata shares that may be deemed to be beneficially owned by the reporting person through his ownership interest in PN Cellular, Inc.  The reporting person does not have voting control over such
shares.
(3) These shares are held in trusts for the benefit of the reporting person's niece and nephews.
(4) These shares are held in a trust for the benefit of the reporting person's son.
SIGNATURE OF REPORTING PERSON
/s/ Peter H. van Oppen
DATE
September 5, 2002